UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________

Ormat Technologies, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	88-0326081 (I.R.S. Employer Identification No.)

6225 Neil Road, Suite 300 Reno, Nevada (Address of Principal Executive Offices)	89511 (Zip Code)
_______________

Ormat Technologies, Inc. 2012 Incentive Compensation Plan
(Full title of the plan)
_______________

Connie Stechman
Vice President
Ormat Technologies, Inc.
6225 Neil Road, Suite 300
Reno, Nevada 89511
(775) 356-9029
(Name, address and telephone number, including area code, of agent for service)
_______________

Copies to:
Charles E. Hord, Esq.
Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112
(212) 408-5100
_______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

Registration Fee Offset
Ormat Technologies, Inc. (the “Company”) is filing this Amendment No. 1 on Form S-8 (the "Amendment") to add footnote no. 4 to the Calculation of Registration Fee table in the Company's Form S-8 (File No. 333-181509) filed with the Securities and Exchange Commission on May 18, 2012 (the "Original Filing").  The additional footnote references a fee offset to which the Company is entitled pursuant to Rule 457(p) promulgated under the Securities Act of 1933.   This footnote was inadvertently omitted from the Original Filing.

Except as expressly set forth in this Amendment, the Company is not amending any other part of the Original Filing.

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(¹)	Proposed maximum offering price per share(²)	Proposed maximum aggregate offering price(²)	Amount of registration fee(4)
Common Stock, par value $.001 per share (3)	4,000,000 shares	$21.72	$86,880,000	$9,956

(¹) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of common stock that become issuable under the Ormat Technologies, Inc. 2012 Incentive Compensation Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(²) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low prices of the registrant's Common Stock as reported on The New York Stock Exchange on May 14, 2012.ds

(3) The Registration Statement on Form S-8 also pertains to the preferred share purchase rights associated with the Common Stock. Until the occurrence of certain prescribed events, the rights are not exercisable and trade with registrant’s Common Stock. The value attributable to the rights, if any, is reflected in the market price of the Common Stock.

(4) Pursuant to Rule 457(p) promulgated under the Securities Act, the Company is claiming an offset of the $9,956 registration fee for this Form S-8 against the unused filing fee paid by the Company for the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on November 9, 2011, which Registration Statement on Form S-3 was subsequently withdrawn.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, Nevada, on March 5, 2013.

ORMAT TECHNOLOGIES, INC.

By:	/s/ Yehudit Bronicki
Name: Yehudit Bronicki
Title: Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Yehudit Bronicki Yehudit Bronicki	Chief Executive Officer (Principal Executive Officer) and Director	March 5, 2013
/s/ Joseph Tenne Joseph Tenne	Chief Financial Officer (Principal Financial and Accounting Officer)	March 5, 2013

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